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FOR IMMEDIATE RELEASE         CONTACT:  Steven K. Colliatie
                                        President and Chief Executive Officer
                                        FWB Bancorporation
                                        FWB Bank
                                        (301) 770-1300

    Rockville, MD - FWB Bancorporation, the parent corporation of FWB Bank, announced today that it had reached an agreement to acquire the Alexandria, Virginia office of First Commonwealth Savings Bank FSB (First Commonwealth), along with approximately $60 million in deposits and a portfolio of commercial and consumer loans. The acquisition is subject to regulatory approvals, and is expected to be completed within the next several months.

    Steven K. Colliatie, President and Chief Executive Officer of FWB Bank and FWB Bancorporation said, "The First Commonwealth tradition of quality and dedication to customer satisfaction is well known in the community. We consider it an exceptional opportunity to serve the consumers and businesses in the Alexandria area."

    John C. York, Chairman of First Commonwealth Financial Corporation (FCFC), the parent of First Commonwealth, said, "One of the deciding factors in choosing FWB was their concern for the customers of First Commonwealth. This agreement ensures that they will continue to be served by a solid financial institution committed to customer service."

    The FWB FCFC agreement calls for the exchange of cash, preferred stock, and warrants. FWB Bank is a Maryland chartered commercial bank with offices in Rockville, Bethesda and Germantown, Maryland. The deposits of FWB Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.